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                                                                   Exhibit 10.10


                              Consulting Agreement

This Consulting Agreement is made and effective this ________________,1999, by and between UTEK CORPORATION, offices located at 202 South Wheeler Street, Plant City, Florida 33566 ("Consultant") and NuElectric Corporation, 624 East Tarpon Avenue, Tarpon Springs, Florida 34689.

Now, therefore, Consultant and Client agree as follows:

1. Engagement:

Client hereby engages Consultant, and Consultant accepts engagement, to provide the Client the following services:

A. Conceptualize product and or service enhancement strategies that could potentially benefit the Client utilizing new intellectual property or technology.

B. Review and identify existing University, Government Laboratory and corporate technologies available for license or purchase to enhance the Clients business.

C. Provide the Client with a description of each specific technology it finds that could potentially be of value to the Client.

D. Refine Client's technology search based upon feedback from the Client.


E. Consultant will negotiate with technology sources to acquire licensees for specific technologies. Upon approval from the Client regarding royalties and costs for each specific technology, Consultant will seek to acquire the technologies for the Client. Client is not required to acquire any technology from the Consultant unless it chooses to do so.

2. Term:

Consultant shall provide services to the Client pursuant to this Agreement for a term commencing on 11-16-98 and ending on 11-15-99, unless otherwise extended by mutual agreement.

3. Time:

Consultant's daily schedule and hours worked under this Agreement on a given day shall be subject to Consultant's discretion. Client relies upon Consultant to devote its best efforts to fulfill the spirit and purpose of this Agreement.

4. Payment:

Client shall pay Consultant a mutually agreeable price, in the form of equity or cash or a combination thereof, in exchange for the acquisition of Consultant's subsidiary containing Client approved technology assets. This payment is contingent on Consultant finding and acquiring technology that is approved by the Client with regard to substance and price, prior to its acquisition by the Consultant. If the Consultant does not find any technology deemed suitable by the Client, the Client is not obligated to pay any equity or monies to the Consultant.



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5. Confidentiality:

During the term of this Agreement, and thereafter for a period of two (2) years, Consultant and Client shall not, without the prior written consent of the other, disclose to anyone any confidential information. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, patent applications, reports, designs, models, software, product specifications, marketing plans, and new concepts.

Confidential information shall not include any information that:

A.  Is disclosed by either the Client or the Consultant without restriction.

B.  Becomes publicly available through no act of the Client or the Consultant.

C.  Is rightfully received by the Client or the Consultant from a third party.

D. Is required by the Client or the Consultant to be disseminated for the purposes of this agreement.


6. Warranty:
Consultant does not provide or imply any warranty as to the commercial viability of any Client acquired technology. Consultant does not provide any representation, warranty or any other type of assurance as to the potential that Client acquired technology may infringe any existing technology. These assurances are left up to the Client's own due diligence.

7. Utilization of Consultant's Findings:
In the event that the Client does not wish to acquire technology identified by the Consultant under the terms of this Agreement, Client will not seek to acquire Consultant identified technology directly from its sources during the term of this Agreement, and thereafter for a period of two (2) years.

8. Independent Contractor:
Consultant is and throughout this Agreement an Independent Contractor and not an employee, partner or agent of the Client.

9. Termination:
This Agreement may be terminated by either party with 30 days written notice.

10. Controlling Law:
This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida.

11. Headings:
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

12. Final Agreement:
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and


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agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both parties.

13. Notices:
Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested, or sent by overnight courier service as follows:

If to Consultant:
UTEK CORPORATION
202 South Wheeler Street, Plant City, Florida 33566

If to Client:
NuElectric Corporation
624 East Tarpon Avenue, Tarpon Springs, Florida  34689

14. Severability:
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION  (Consultant)                  NUELECTRIC CORPORATION
(Client)




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By: Clifford M. Gross, Ph.D., CEO               By:  Laurie C. Scala, President